Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Parsons Corporation of our report dated March 8, 2019, except for the effects of the revision discussed in Note 2 to the consolidated financial statements, as to which the date is March 22, 2019, relating to the financial statements and financial statement schedule of Parsons Corporation, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP

Los Angeles, California

April 12, 2019